Exhibit 99.1

ASSURANCEAMERICA CORPORATION ANNOUNCES MILLION DOLLAR IMPROVEMENT IN 2004 OVER 2003 ON 32% INCREASE IN PREMIUM VOLUME

ATLANTA --- January 25, 2005

Atlanta based ASSURANCEAMERICA CORPORATION (OCT BB: ASAM.OB), an auto insurance related holding company with operations in Georgia, Florida and South Carolina, and approval from regulatory authorities to expand into Alabama and Arkansas, announced today that written premium in its retail (agencies) and wholesale (MGA/Carrier) companies grew from $60.7 million in 2003 to $80 million in 2004, a 32% increase. Pre-tax losses fell from $1,212,000 in 2003 to $90,000 (unaudited) in 2004, a significant improvement.

In commenting on these 2004 year end numbers, Lawrence (Bud) Stumbaugh, President and CEO of AssuranceAmerica said, “The talented and ever diligent team of smart and hard workers at AssuranceAmerica made the predictions I communicated in the beginning of 2004 come true. I said our major investment in a web-based system would take us a step closer to a “paperless operation” and enable us to aggressively grow our sales while achieving economies of scale in cost structure. The numbers achieved by our team continued our company’s credibility, and I and all our shareholders are grateful to them.”

AssuranceAmerica focuses on the non-standard automobile insurance marketplace, primarily in Florida, Georgia and South Carolina. Its principal operating subsidiaries are TrustWay Insurance, which sells personal automobile insurance policies through its 32 retail agencies, AssuranceAmerica Managing General Agency, and AssuranceAmerica Insurance Company.

This press release includes statements that may constitute “forward-looking” statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.

Contact:

AssuranceAmerica Corporation

Atlanta, Georgia

Robert Cormican

770-933-8911 Ext. 105

770-984-0173 – Fax

bcormican@aainsco.com